Exhibit 99.1

Date:         February 4, 2015

Spectra Energy Partners Reports Fourth Quarter and Year-End 2014 Results

2014 Year-End Highlights

•	2014 distributable cash flow in excess of $1 billion; strong distribution coverage ratio of 1.2x

•	Higher revenues from natural gas expansion projects and crude transportation pipelines bolster EBITDA

•	29th consecutive quarterly cash distribution increase

•	Growth projects advanced safely, on time and on budget

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported fourth quarter 2014 distributable cash flow of $245 million, compared with $120 million in the prior-year quarter. For the year, distributable cash flow was up $740 million over 2013, with distributable cash flow of $1.06 billion, compared with $315 million in 2013. Distributions per limited partner unit for 2014 were $2.2875, compared with $2.07 per limited partner unit in 2013.

“Spectra Energy Partners had an outstanding fourth quarter, closing out a great year driven by our fee-based business and successful execution of our capital expansion program,” said Greg Ebel, president and chief executive officer, Spectra Energy Partners. “2014 exceeded our expectations in every way – financially, operationally, through our origination and execution efforts as well as on the safety front. With no commodity exposure, our suite of fee-based assets and expansion projects are well positioned to deliver continued steady growth and value creation for our investors.”

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) were $424 million, compared with $351 million in the prior-year quarter. Ongoing EBITDA was $424 million for the quarter, compared with $352 million in the prior-year quarter. For the year, reported EBITDA was $1.59 billion, up from $1.38 billion in 2013. Ongoing EBITDA for 2014 was $1.59 billion, compared with $1.39 billion in 2013.

Reported net income from controlling interests was $283 million for the fourth quarter 2014, compared with $540 million in the fourth quarter 2013. For the year, reported net income from controlling interests was $1.0 billion. Excluding a special item related to the elimination of deferred income tax liabilities associated with the November 2013 dropdown, ongoing net income from controlling interests was $283 million for the fourth quarter 2014 compared with $187 million in the fourth quarter 2013 and $1.0 billion in 2014, up $304 million compared to 2013.

The drop-down of Spectra Energy’s remaining U.S. transmission, storage and liquids assets, including the remaining 60 percent of Express-Platte U.S., occurred on November 1, 2013. Financial results, other than distributable cash flow, for the U.S. Transmission and Liquids segments have been recast throughout this release. The recast of the U.S. Transmission segment represents results as if the drop-down assets were owned by Spectra Energy Partners for the full periods reflected. The Liquids segment represents results as if Express-Platte was owned 100 percent by Spectra Energy Partners since the date Spectra Energy acquired the asset on March 13, 2013.

EXPANSION PROJECT UPDATES

Spectra Energy Partners placed $550 million of capital into service during the year, including the Kingsport Expansion Project in the fourth quarter 2014. The company secured $2.4 billion of new growth projects supported by firm, fee-based contracts.

On the growth front, the company is advancing its projects in execution. The Sabal Trail pipeline into Florida submitted the project’s Federal Energy Regulatory Commission (FERC) application in November and is on track to meet its planned in-service date of 2017. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by the major local distribution companies (LDCs) in New England. The project received its final environmental impact statement (FEIS) from FERC and expects to receive its FERC certificate in the first quarter of 2015.

The NEXUS pipeline, which will bring supply diversity to the U.S. Midwest and Eastern Canada by delivering Utica and Marcellus gas, received its pre-file authorization from FERC in January 2015. With an in-service date of 2017, the 1.5 Bcf per day project provides Spectra Energy with an investment opportunity in the $700 million to $1 billion range.

The Ohio Pipeline Energy Network (OPEN) project and the Uniontown to Gas City project both received their FERC certificates in December 2014. The OPEN project and Uniontown to Gas City project have scheduled in-service dates in the fourth quarter of 2015.

Spectra Energy Partners acquired the Brazoria Interconnector Gas (BIG) Pipeline last month and is expected to close in the second quarter 2016, pending final investment decision of the Freeport Liquefied Natural Gas (LNG) facility. The acquisition is a component of the Stratton Ridge project, a Texas Eastern expansion to deliver supplies to Gulf Coast LNG markets. The $200 million capital expansion project, which includes the BIG Pipeline acquisition cost, is scheduled to be in service in 2019.

The Texas Eastern South Texas Expansion Project (STEP) is designed to provide an efficient means to transport Louisiana natural gas supplies to high-demand markets in South Texas, and is advancing. The targeted in-service date for STEP is early 2017. Additionally, Access South and Adair Southwest, two projects that advance bi-directional capabilities on Texas Eastern are moving forward. The PennEast Pipeline, the Pennsylvania to New Jersey project that Spectra Energy Partners joined during the quarter, is also progressing.

Further, the Atlantic Bridge project, an expansion of the company’s Algonquin and Maritimes & Northeast systems, is moving forward and submitted its pre-file application with FERC in late January 2015. A new project in execution, the Loudon Expansion, is a 10-mile, 12-inch loop of the existing Loudon Lateral to move incremental supplies of natural gas on the East Tennessee system. The project is advancing with an in-service target of third quarter 2016.

Beyond the above listed projects in execution, Spectra Energy Partners also is advancing several other development projects. Access Northeast will provide improved electric reliability in New England by directly supplying approximately 70 percent of the region’s most efficient gas-fired power generation. The project will expand the Algonquin and Maritimes & Northeast transmission systems by using existing pipeline footprints. Spectra Energy Partners is partnering with Northeast Utilities and also has a strategic alliance with Iroquois Gas Transmission to advance this $3 billion pipeline development.

Also in development is the Texas Eastern Appalachian Lease Project, which will provide pipeline transportation capacity to deliver incremental production from the Appalachian Basin to gas distribution and end-use markets in the U.S. Midwest and Canada via a lease of the capacity to NEXUS. The target in-service date for the approximately $180 million project is November 1, 2017.

In its liquids business, the company is continuing to work on further enhancements to its Express and Platte pipelines. On Express, Spectra Energy Partners is pursuing the construction of on-system storage to allow for additional contracted capacity. An open season on the Express pipeline enhancement, for service commencing in 2016, is currently under way. Separately, the new pipeline from Wyoming to Illinois, which was announced in October, is being re-scoped to reflect market dynamics and will likely be incorporated into a larger long-term project to twin the Express and Platte systems later in the decade.

Spectra Energy Partners is also continuing development work on the Inland California Express oil transportation project with Questar Corporation, which includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex. The company has selected a site for the terminal and will complete preliminary engineering and submit permits in the next few months. The project has a targeted in-service date of 2017.

Finally, during the quarter, the second phase of the drop-down of assets from Spectra Energy to Spectra Energy Partners was completed, which involved dropping 24.95 percent of the Southeast Supply Header (SESH) into the company.

SEGMENT RESULTS

U. S. Transmission

U.S. Transmission reported fourth quarter 2014 earnings before interest, taxes, depreciation and amortization (EBITDA) of $369 million, compared with $322 million in fourth quarter 2013.

Quarterly EBITDA results reflect increased earnings from expansions, mainly related to TEAM 2014 and TEAM South coming into service.

Year-end reported EBITDA for U.S. Transmission was $1.42 billion, compared with $1.28 billion in 2013.

Liquids

Liquids reported fourth quarter 2014 EBITDA of $71 million, compared with $41 million in fourth quarter 2013.

Quarterly EBITDA results reflect higher equity earnings due to the continued ramp-up of volumes on the Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, as well as higher crude transportation revenues, mainly as a result of increased tariff rates on the Express Pipeline.

Year-end reported EBITDA for Liquids was $240 million, compared with $132 million in 2013.

Other

Ongoing costs for “Other” were $16 million in the fourth quarter of 2014, compared with $11 million in fourth quarter 2013, which excludes $1 million of transaction costs related to the dropdown in fourth quarter 2013. This increase was due to a full quarter of allocated governance costs in fourth quarter 2014 associated with the U.S. Transmission and Liquids assets that were dropped down in November 2013.

Year-end ongoing costs for “Other” were $64 million, compared with $20 million in 2013, which excludes $7 million of transaction costs related to the dropdown in 2013. This increase was due to allocated governance costs associated with the U.S. Transmission and Liquids assets that were dropped down in 2013.

ADDITIONAL FINANCIAL INFORMATION

Interest Expense

Interest expense was $55 million for fourth quarter 2014, compared with $84 million for fourth quarter 2013. The decrease was mainly due to the restructuring of an intercompany loan contributed to Spectra Energy Partners as part of the dropdown on November 1, 2013, and lower average debt balances.

Liquidity and Capital Resources

Total debt outstanding at Spectra Energy Partners as of December 31, 2014, was $6.1 billion. At the end of the year, Spectra Energy Partners had available liquidity of $1.2 billion. Spectra Energy Partners’ capital expansion program continues to be funded through a combination of debt and equity. In late 2013, Spectra Energy Partners initiated an “At the Market” (ATM) equity issuance program. In 2014, Spectra Energy Partners received net proceeds of approximately $327 million from public limited partner units sold under the ATM program. In January 2015, Spectra Energy Partners filed a new $500 million shelf with the Securities Exchange Commission (SEC) to support the company’s next stage of the ATM program, which will become active after the current $400 million program is fully utilized.

Capital and Investment Expenditures

Total capital and investment spending for the quarter was $352 million, excluding contributions from noncontrolling interests. The spending was mainly comprised of approximately $239 million of growth capital expenditures and $113 million of maintenance capital expenditures. For the year, total capital and investment spending was $1.24 billion, excluding contributions from noncontrolling interests, and was mainly comprised of approximately $888 million of growth capital expenditures and $259 million of maintenance capital expenditures. Expansion capital was primarily for TEAM 2014 and Sabal Trail.

Additional Information

Additional information about fourth quarter and year-end 2014 earnings can be obtained via the Spectra Energy Partners’ website: www.spectraenergypartners.com.

The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, February 4, 2015, at 8:00 a.m. CT. The webcast will be available via the Investors Section of Spectra Energy’s website or Spectra Energy Partners’ website. The conference call can be accessed by dialing (866) 285-7461 in the United States or Canada or (706) 634-8942 internationally. The conference code is 47716328 or “Spectra Energy and Spectra Energy Partners Quarterly Earnings Call.”

Please call five to ten minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, May 5, 2015, by dialing (800) 585-8367 with conference ID 47716328. The international replay number is (404) 537-3406, with the above conference ID. A replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the company. This measure is a non-GAAP financial measure as it represents net income from controlling interests adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income provides useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure as it represents reported segment EBITDA adjusted for special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is reported segment EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support distribution growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices and interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)
Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 150 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

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Spectra Energy Partners, LP

Quarterly Highlights

December 2014

(Unaudited)

(In millions, except per-unit amounts)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
INCOME (a)
Operating Revenues	$599	$520	$2,269	$1,965
Total Reportable Segment EBITDA	440	363	1,655	1,411
Net Income - Controlling Interests	283	540	1,004	1,070
EBITDA BY BUSINESS SEGMENT (a)
U.S. Transmission	$369	$322	$1,415	$1,279
Liquids	71	41	240	132

Total Reportable Segment EBITDA	440	363	1,655	1,411
Other EBITDA	(16)	(12)	(64)	(27)

Total Reportable Segment and Other EBITDA	$424	$351	$1,591	$1,384

PARTNERS’ CAPITAL (a)
Declared Cash Distribution per Limited Partner Unit	$0.58875	$0.54625	$2.2875	$2.0725
Weighted Average Units Outstanding
Limited Partner Units	293	227	288	138
General Partner Units	6	5	6	3
DISTRIBUTABLE CASH FLOW (a)
Distributable Cash Flow	$245	$120	$1,055	$315
CAPITAL AND INVESTMENT EXPENDITURES (a,b,c)
Capital expenditures - U.S. Transmission			$1,063	$1,000
Capital expenditures - Liquids			18	19
Investment Expenditures
Investment in Sand Hills / Southern Hills / SESH			160	280

Total			$1,241	$1,299

U.S. TRANSMISSION (a)
Operating Revenues	$508	$444	$1,939	$1,727
Operating Expenses
Operating, Maintenance and Other	177	154	647	594
Other Income and Expenses	38	32	123	146

EBITDA	$369	$322	$1,415	$1,279

LIQUIDS (a)
Operating Revenues	$91	$76	$330	$238
Operating Expenses
Operating, Maintenance and Other	35	37	134	109
Other Income and Expenses	15	2	44	3

EBITDA	$71	$41	$240	$132

Express Pipeline Revenue Receipts, MBbl/d (d,e)	240	238	223	219
Platte PADD II Deliveries, MBbl/d (e)	168	167	170	168

			December 31,	December 31,
			2014	2013
Debt			$6,092	$5,961

Actual Units Outstanding			301	290

(a)	2013 financial results, excluding distributable cash flow, limited partner units and general partner units, have been recast to include the U.S. Assets Dropdown as of January 1, 2013 and Express-Platte as of March 14, 2013.
(b)	Excludes the acquisition of Express-Platte.
(c)	2014 period includes an investment in SESH of $94 million, used by SESH to retire debt, and excludes contributions from noncontrolling interests of $53 million at U.S. Transmission. 2013 period excludes $2,210 million net cash outlay for the U.S. Assets Dropdown and a $71 million loan to an unconsolidated affiliate.
(d)	Thousand barrels per day.
(e)	2013 data includes only activity since March 14, 2013, the date of acquisition of Express-Platte by Spectra Energy.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013 (a)	2014	2013 (a)

Operating Revenues	$599	$520	$2,269	$1,965

Operating Expenses	300	273	1,133	992

Operating Income	299	247	1,136	973

Other Income and Expenses	52	33	164	148
Interest Expense	55	84	238	383

Earnings Before Income Taxes	296	196	1,062	738
Income Tax Expense (Benefit) (b)	6	(348)	35	(348)

Net Income	290	544	1,027	1,086
Net Income - Noncontrolling Interests	7	4	23	16

Net Income - Controlling Interests	$283	$540	$1,004	$1,070

(a)	2013 financial results have been recast to include the U.S. Assets Dropdown as of January 1, 2013 and Express-Platte as of March 14, 2013. Interest expense decreased due to the restructuring of a note payable (which now eliminates within Spectra Energy Partners, LP) resulting from the U.S. Assets Dropdown. Allocated governance costs increased as governance costs were not recast during the U.S. Assets Dropdown.
(b)	Tax benefit in 2013 is due to the elimination of deferred income tax liabilities related to the U.S. Assets Dropdown.

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	December 31,	December 31,
	2014	2013

ASSETS
Current Assets	$555	$565
Investments and Other Assets	4,841	4,613
Property, Plant and Equipment, net	12,135	11,363
Regulatory Assets and Deferred Debits	262	253

Total Assets	$17,793	$16,794

LIABILITIES AND EQUITY
Current Liabilities	$1,482	$1,335
Long-term Debt	5,149	5,178
Deferred Credits and Other Liabilities	156	140
Equity	11,006	10,141

Total Liabilities and Equity	$17,793	$16,794

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Net Income	$290	$544	$1,027	$1,086
Add:
Interest expense	55	84	238	383
Income tax expense (benefit) (a)	6	(348)	35	(348)
Depreciation and amortization	72	70	288	262
Foreign currency loss	1	1	3	2
Less:
Interest income	—	—	—	1

EBITDA	424	351	1,591	1,384

Add:
Equity in earnings of unconsolidated affiliates	(40)	(24)	(133)	(89)
Distributions from equity investments (b)	45	24	165	117
Other	(2)	1	8	8
Less:
Interest expense	55	84	238	383
Equity AFUDC	13	10	33	58
Net cash paid for income taxes	1	—	6	—
Distributions to non-controlling interests	7	5	29	19
Maintenance capital expenditures (c)	106	90	270	228
Adjustment (d)	—	43	—	417

Total Distributable Cash Flow	$245	$120	$1,055	$315

(a)	Tax benefit in 2013 is due to the elimination of deferred income tax liabilities related to the U.S. Assets Dropdown.
(b)	Excludes $129 million in distributions from equity investments (SESH $99M, Sand Hills $21M, and Southern Hills $9M) for the year ended December 31, 2014.

Excludes $63 million in distributions from equity investments (Sand Hills $37M and Southern Hills $26M) for the year ended December 31, 2013.

(c)	Excludes reimbursable expenditures.
(d)	Removes the results of the U.S. Assets Dropdown for the periods prior to the dropdown (January 1, 2013 to October 31, 2013) and the results of Express-Platte for the periods prior to the dropdown (March 14, 2013 to August 1, 2013).

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2014 Quarter-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items	Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

U.S. Transmission	$369	$—	$369
Liquids	71	—	71

Total Reportable Segment EBITDA	440	—	440

Other	(16)	—	(16)

Total Reportable Segment and other EBITDA	$424	$—	$424

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$424	$—	$424
Depreciation and Amortization	(72)	—	(72)
Interest Expense	(55)	—	(55)
Other Income and Expenses	(1)	—	(1)
Income Tax Expense	(6)	—	(6)

Total Net Income	290	—	290

Total Net Income - Noncontrolling Interests	(7)	—	(7)

Total Net Income - Controlling Interests	$283	$—	$283

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2014 Year-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

U.S. Transmission	$1,415	$—		$1,415
Liquids	240	—		240

Total Reportable Segment EBITDA	1,655	—		1,655

Other	(64)	—		(64)

Total Reportable Segment and other EBITDA	$1,591	$—		$1,591

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$1,591	$—		$1,591
Depreciation and Amortization	(288)	—		(288)
Interest Expense	(238)	—		(238)
Other Income and Expenses	(3)	—		(3)
Income Tax Expense	(35)	23	A	(12)

Total Net Income	1,027	23		1,050

Total Net Income - Noncontrolling Interests	(23)	—		(23)

Total Net Income - Controlling Interests	$1,004	$23		$1,027

A - adjustment of federal income tax liabilities related to the dropdown.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2013 Quarter-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

U.S. Transmission	$322	$—		$322
Liquids	41	—		41

Total Reportable Segment EBITDA	363	—		363

Other	(12)	1	A	(11)

Total Reportable Segment and other EBITDA	$351	$1		$352

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$351	$1		$352
Depreciation and Amortization	(70)	—		(70)
Interest Expense	(84)	—		(84)
Other Income and Expenses	(1)	—		(1)
Income Tax Expense	348	(354	) B	(6)

Total Net Income	544	(353)		191

Total Net Income - Noncontrolling Interests	(4)	—		(4)

Total Net Income - Controlling Interests	$540	$(353)		$187

A - transaction costs related to the dropdown.

B - adjustment of federal income tax liabilities related to the dropdown.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2013 Year-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

U.S. Transmission	$1,279	$—		$1,279
Liquids	132	—		132

Total Reportable Segment EBITDA	1,411	—		1,411

Other	(27)	7	A	(20)

Total Reportable Segment and other EBITDA	$1,384	$7		$1,391

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$1,384	$7		$1,391
Depreciation and Amortization	(262)	—		(262)
Interest Expense	(383)	—		(383)
Other Income and Expenses	(1)	—		(1)
Income Tax Expense	348	(354	) B	(6)

Total Net Income	1,086	(347)		739

Total Net Income - Noncontrolling Interests	(16)	—		(16)

Total Net Income - Controlling Interests	$1,070	$(347)		$723

A - transaction costs related to the dropdown.

B - adjustment of federal income tax liabilities related to the dropdown.